Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Third Quarter 2020 Results

HOLLAND, Mich. (October 22, 2020) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the third quarter of 2020.

•	Net income of $7.1 million in third quarter 2020 versus $8.2 million in third quarter 2019 – down 13%
•	Provision for loan losses of $500,000 in third quarter 2020 versus no provision in the third quarter 2019, due to additional qualitative allocations for effects of COVID-19 pandemic
•	Net loan recoveries of $203,000 in third quarter 2020 versus $4.0 million net chargeoffs in second quarter 2020 and $259,000 net recoveries in third quarter 2019
•
Net interest margin decreased to 2.43% in third quarter 2020 versus 3.29% in third quarter 2019 primarily due to federal funds rate decreases during the past year, low-yielding Paycheck Protection Program (“PPP”) loans and high on-balance sheet liquidity

•	Growth in non-interest income of $879,000 (17%) from third quarter 2019 driven by increased residential mortgage volume
•	Modest increase in total non-interest expense – up $524,000 (5%) from third quarter 2019
•	Loan portfolio balances up by $165.1 million (12%) from third quarter 2019, driven by PPP loans
•	Approximately 75% of loans modified under CARES Act have returned to contractual terms at September 30, 2020
•	Core deposit balances up by $350.4 million (19%) from third quarter 2019
•	Capital and liquidity levels remain strong

The Company reported net income of $7.1 million, or $0.21 per diluted share, in the third quarter 2020 compared to $8.2 million, or $0.24 per diluted share, in the third quarter 2019.  For the first nine months of 2020, the Company reported net income of $21.2 million, or $0.62 per diluted share, compared to $23.8 million, or $0.70 per diluted share, for the same period in 2019.

"We are pleased to report solid profitability for the third quarter of 2020, despite the challenges of operating during a continuing world-wide pandemic,” said Ronald L. Haan, President and CEO of the Company.  “The COVID-19 pandemic has continued to have a significant impact on our community, but the Company has again proven resilient and consistent in serving the financial needs of our customers and our community.  We were active participants in the Small Business Administration’s Paycheck Protection Program (PPP) and originated 1,738 PPP loans totaling $346.7 million in the second and third quarters of 2020.  The loans were distributed to many local small businesses in order to protect jobs and allow continued paychecks to employees in those companies.  Despite the challenging environment in the third quarter of 2020, we produced $7.1 million in earnings for the quarter.  Mortgage gains in the third quarter of 2020 were nearly double the level achieved a year ago and offset much of the reduction in net interest income caused by the significant decrease in market interest rates in 2020. An increase in provision for loan losses was another reason for the reduction in net income in the third quarter of 2020 compared to the third quarter of 2019, as we increased our allowance for loan losses due to factors associated with COVID-19, including additional allocations provided to loans that remained under CARES Act modifications at September 30, 2020.  We returned to achieving net loan recoveries in the third quarter of 2020 after experiencing a sizeable charge-off in the second quarter of 2020.”

Macatawa Bank Corporation 3Q Results / page 2 of 7

Mr. Haan concluded:  "We will continue to experience challenges relating to the impact of COVID-19 on our customers and our business.  We have actively worked with our borrowers to provide payment relief where possible while protecting the Company’s position.  We provided short-term modifications on $337.2 million of loans through the third quarter of 2020.  Approximately 75 percent of the loans that had been modified during the COVID-19 pandemic have either paid off or have returned to their normal loan payment terms with only $80 million of these loans remaining in modified status at September 30, 2020.  Our capital levels significantly exceed regulatory requirements, and we believe our strong balance sheet should provide the strength and stability to weather these difficult times.”

Operating Results
Net interest income for the third quarter 2020 totaled $14.7 million, a decrease of $373,000 from the second quarter 2020 and a decrease of $1.2 million from the third quarter 2019.  Net interest margin for the third quarter 2020 was 2.43 percent, down 31 basis points from the second quarter 2020, and down 86 basis points from the third quarter 2019.  Net interest income for the third quarter 2020 benefitted from amortization of $1.2 million in fees from loans issued under the PPP in the second and third quarters of 2020.  These fees are amortized over the loans’ contractual maturity, which is 24 months or 60 months, as applicable.  Upon SBA  forgiveness, the remaining unamortized fees will be recognized into interest income.  At September 30, 2020, the Company had approved and submitted 264 forgiveness applications with balances totaling $90.5 million to the SBA.  The Company received its first forgiveness disbursement on October 7, 2020 and through October 20, 2020 the Company had received forgiveness disbursements totaling $3.1 million.  The Company expects the related fee income amortization to accelerate in the fourth quarter of 2020 as the SBA processes the forgiveness applications, positively impacting net interest income.  Net interest margin was negatively impacted in the third quarter 2020 versus the second quarter 2020 by carrying significantly higher balances of federal funds sold due to the seasonal increase in deposits from municipal customers typically experienced.  These balances, which earn only 10 basis points in interest, increased by $226.3 million, on average, from the second quarter 2020 and caused a 25 basis point decrease in net interest margin in the third quarter 2020.  This constitutes most of the 31 basis point decrease from the second quarter 2020 to the third quarter 2020.  The most significant factor in the 86 basis point decrease in margin from the third quarter 2019 to the third quarter 2020 was the impact of the 225 basis point decrease in the federal funds rate.  Floor rates established by the Company on its variable rate loans over recent years served to soften the negative impact on net interest income of these federal funds rate decreases.  Without these floors, net interest income would have been lower than stated by approximately $1 million.

Average interest earning assets for the third quarter 2020 increased $199.9 million from the second quarter 2020 and were up $494.7 million from the third quarter 2019.  Increases in deposit balances, including seasonal municipal deposits, accounted for the increase from second quarter 2020.

Macatawa Bank Corporation 3Q Results / page 3 of 7

Non-interest income increased $238,000 in the third quarter 2020 compared to the second quarter 2020 and increased $879,000 from the third quarter 2019.  Gains on sales of mortgage loans in the third quarter 2020 were down $303,000 compared to the second quarter 2020 and were up $722,000 from the third quarter 2019.  The Company originated $40.8 million in mortgage loans for sale in the third quarter 2020 compared to $50.1 million in the second quarter 2020 and $24.6 million in the third quarter 2019.  Also positively affecting non-interest income in the third quarter 2020 was $253,000 in fees related to customer back-to-back interest rate swaps executed in the quarter.  These fees were $138,000 in the second quarter 2020 and $0 in the third quarter 2019.  Deposit service charges were up $127,000 in the third quarter 2020 compared to the second quarter 2020 and were down $152,000 compared to the third quarter 2019.  These fees are lower than in recent years due to lower overdraft fees as customers have generally retained higher deposit balances due to uncertainty related to the COVID-19 pandemic.

Non-interest expense was $11.5 million for the third quarter 2020, compared to $10.5 million for the second quarter 2020 and $11.0 million for the third quarter 2019.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were up $714,000 compared to the second quarter 2020 and were up $208,000 compared to the third quarter 2019.  The increases compared to the second quarter 2020 and third quarter 2019 were due to a combination of actions taken to mitigate the negative effects of the COVID-19 shutdown of the economy, and the reversal of certain actions given the positive results of the second and third quarters of 2020.  Early in the third quarter 2020, the Company eliminated its personnel pay freezes, reinstated 401k matching contributions, and reinstated bonus accruals.  Favorably impacting salary and benefit expenses were lower claims experience in the Company’s medical insurance plan.  Second quarter 2020 expense benefitted from larger salary cost deferrals from origination of PPP loans.  The table below identifies the primary components of the changes in salaries and benefits between periods.

Dollars in 000s	Q3 2020 to Q2 2020	Q3 2020 To Q3 2019

Salaries and other compensation	$116	$158
Salary deferral from commercial loans	300	(10)
Bonus accrual	242	12
Mortgage production – variable comp	(17)	88
401k matching contributions	136	11
Medical insurance costs	(63)	(51)
Total change in salaries and benefits	$714	$208

Nonperforming asset expenses remained low in the third quarter 2020 at just $25,000 compared to $17,000 in the second quarter 2020 and $46,000 in the third quarter 2019.  FDIC assessment expense was $131,000 in the third quarter 2020 and $76,000 in the second quarter 2020.  There was no FDIC assessment expense in the third quarter 2019 as the FDIC assessment credits fully covered the assessment in that quarter.  All of the Company’s FDIC assessment credits had been applied by the second quarter 2020, so expense increased in the second quarter 2020 and third quarter 2020.  Other categories of non-interest expense were relatively flat compared to the second quarter 2020 and the third quarter 2019 due to a continued focus on expense management.

Macatawa Bank Corporation 3Q Results / page 4 of 7

Federal income tax expense was $1.6 million for the third quarter 2020 compared to $1.8 million for the second quarter 2020 and $1.9 million for the third quarter 2019.  The effective tax rate was 18.5 percent for the third quarter 2020, compared to 18.7 percent for the second quarter 2020 and 18.7 percent for the third quarter 2019.

Asset Quality
A provision for loan losses of $500,000 was recorded in the third quarter 2020 compared to no provision taken in the third quarter 2019.  Net loan recoveries for the third quarter 2020 were $203,000, compared to second quarter 2020 net loan chargeoffs of $4.0 million and third quarter 2019 net loan recoveries of $259,000.  The large provision in the second quarter 2020 was primarily due to a $4.1 million charge-off on a single loan relationship in the movie theater business.  The Company has no other borrowers in that particular industry, and believes the loss was an isolated incident.  At September 30, 2020, the Company had experienced net loan recoveries in twenty-one of the past twenty-three quarters.  Total loans past due on payments by 30 days or more amounted to $524,000 at September 30, 2020, down from $3.3 million at June 30, 2020 and up from $207,000 at September 30, 2019.  Delinquency as a percentage of total loans was 0.03 percent at September 30, 2020, well below the Company’s peer level.

The allowance for loan losses of $16.6 million was 1.07 percent of total loans at September 30, 2020, compared to 1.01 percent of total loans at June 30, 2020, and 1.24 percent at September 30, 2019.  The ratio at September 30, 2020 and at June 30, 2020 includes the PPP loans originated in the second and third quarters, which are fully guaranteed by the SBA and receive no allowance allocation.  The ratio at September 30, 2020 and June 30, 2020 excluding PPP loans was 1.38% and 1.29%, respectively.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 85-to-1 as of September 30, 2020.

The CARES Act enacted in the first quarter of 2020 allowed the Company to provide payment relief to borrowers that were current on their loan terms at December 31, 2019 without being required to identify those loans as troubled debt restructurings, essentially allowing the presumption of the borrowers not being in financial difficulty.  The Company granted 726 of these modifications with principal balances totaling $337.2 million in the first through third quarters of 2020, the large majority of which were granting interest only period of 90 days.  Some borrowers were granted an additional 90 day modification.  By September 30, 2020, approximately 75 percent of the modifications granted had expired and the loans were back to their contractual terms.  The table below shows the number of loans and balances that were under such modifications as of the end of the quarter for the dates indicated.

Dollars in 000s	Number of COVID-19 Modifications	Balance of COVID-19 Modifications
March 31, 2020	176	$87,917
June 30, 2020	599	297,269
September 30, 2020	26	79,894

At September 30, 2020, the Company's nonperforming loans were $195,000, representing 0.01 percent of total loans.  This compares to $3.0 million (0.19 percent of total loans) at June 30, 2020 and $211,000 (0.02 percent of total loans) at September 30, 2019.  Other real estate owned and repossessed assets were $2.6 million at September 30, 2020, compared to $2.6 million at June 30, 2020 and $3.1 million at September 30, 2019. Total non-performing assets, including other real estate owned and nonperforming loans, were $2.8 million, or 0.11 percent of total assets, at September 30, 2020.  Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $501,000 from September 30, 2019 to September 30, 2020.

Macatawa Bank Corporation 3Q Results / page 5 of 7

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019

Commercial Real Estate	$97	$2,857	$5,908	$98	$102
Commercial and Industrial	---	---	1,211	---	---
Total Commercial Loans	97	2,857	7,119	98	102
Residential Mortgage Loans	98	100	103	105	109
Consumer Loans	---	---	8	---	---
Total Non-Performing Loans	$195	$2,957	$7,230	$203	$211

A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sept 30, 2019

Non-Performing Loans	$195	$2,957	$7,230	$203	$211
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	2,624	2,624	2,626	2,748	3,109
Total Non-Performing Assets	$2,819	$5,581	$9,856	$2,951	$3,320

Balance Sheet, Liquidity and Capital

Total assets were $2.51 billion at September 30, 2020, an increase of $57.6 million from $2.45 billion at June 30, 2020 and an increase of $364.2 million from $2.14 billion at September 30, 2019.  Assets were elevated at September 30, 2020 and June 30, 2020 due to customers holding a higher level of deposits during the COVID-19 pandemic, including unused balances from PPP loan proceeds, particularly in the second quarter 2020.  Total loans were $1.54 billion at September 30, 2020, a decrease of $20.4 million from $1.56 billion at June 30, 2020 and an increase of $165.1 million from $1.38 billion at September 30, 2019.

Commercial loans increased by $239.3 million from September 30, 2019 to September 30, 2020, partially offset by a decrease of $60.2 million in the residential mortgage portfolio, and a decrease of $14.0 million in the consumer loan portfolio.  Commercial real estate loans decreased by $21.5 million while commercial and industrial loans increased by $260.8 million during the same period.  The growth in commercial and industrial loans was due to PPP loan originations primarily during the second quarter 2020.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 30, 2019	Sept 30, 2019

Construction and Development	$121,578	$127,094	$135,648	$134,710	$117,782
Other Commercial Real Estate	437,345	442,862	457,003	463,748	462,686
Commercial Loans Secured by Real Estate	558,923	569,956	592,651	598,458	580,468
Commercial and Industrial (1)	752,918	740,761	527,590	499,572	492,085
Total Commercial Loans	$1,311,841	$1,310,717	$1,120,241	$1,098,030	$1,072,553

(1)	Includes $339.2 million and $335.7 million in PPP loans at September 30, 2020 and June 30, 2020

Macatawa Bank Corporation 3Q Results / page 6 of 7

Total deposits were $2.17 billion at September 30, 2020, up $52.3 million, or 2.5 percent, from $2.12 billion at June 30, 2020 and were up $350.4 million, or 19.3 percent, from $1.82 billion at September 30, 2019.  The Company’s municipal customers typically experience seasonal growth in their balances during the third quarter. Demand deposits were up $276.0 million in the third quarter 2020 compared to the third quarter 2019.  Money market deposits and savings deposits were up $43.9 million from the second quarter 2020 and were up $108.2 million from the third quarter 2019.  Certificates of deposit were down $18.3 million at September 30, 2020 compared to June 30, 2020 and were down $33.8 million compared to September 30, 2019 as customers reacted to changes in market interest rates.  As deposit rates have dropped, the Company has experienced some shifting between deposit types and, overall, deposit customers are holding higher levels of liquid deposit balances in the low interest rate environment and due to uncertainty related to the COVID-19 pandemic.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

The Company's total risk-based regulatory capital ratio at September 30, 2020 was higher than the ratios at both June 30, 2020 and September 30, 2019.  Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, the Bank was categorized as "well capitalized" at September 30, 2020.

About Macatawa Bank
Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for ten years as “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

Macatawa Bank Corporation 3Q Results / page 7 of 7

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions.  Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases.  Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.  These statements include, among others, statements related to risks and uncertainties related to, and the impact of, the global coronavirus (COVID-19) pandemic on the business, financial condition and results of operations of our company and our customers, trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, and future net interest margin.  All statements with references to future time periods are forward-looking.  Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured.  The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in “Part II, Item 1A – Risk Factors” in our Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 and in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2019.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Nine Months Ended
EARNINGS SUMMARY	3rd Qtr 2020	2nd Qtr 2020	3rd Qtr 2019	September 30
				2020	2019
Total interest income	$15,822	$16,507	$19,079	$49,823	$57,508
Total interest expense	1,148	1,460	3,243	4,799	9,696
Net interest income	14,674	15,047	15,836	45,024	47,812
Provision for loan losses	500	1,000	-	2,200	(450)
Net interest income after provision for loan losses	14,174	14,047	15,836	42,824	48,262

NON-INTEREST INCOME
Deposit service charges	987	860	1,139	2,957	3,267
Net gains on mortgage loans	1,546	1,849	824	4,045	1,650
Trust fees	921	945	920	2,801	2,813
Other	2,638	2,200	2,330	7,101	6,909
Total non-interest income	6,092	5,854	5,213	16,904	14,639

NON-INTEREST EXPENSE
Salaries and benefits	6,480	5,766	6,272	18,937	18,895
Occupancy	1,026	949	966	2,984	3,055
Furniture and equipment	967	882	887	2,704	2,597
FDIC assessment	131	76	-	207	239
Problem asset costs, including losses and (gains)	25	17	46	103	114
Other	2,904	2,814	2,838	8,824	8,682
Total non-interest expense	11,533	10,504	11,009	33,759	33,582
Income before income tax	8,733	9,397	10,040	25,969	29,319
Income tax expense	1,613	1,759	1,882	4,800	5,512
Net income	$7,120	$7,638	$8,158	$21,169	$23,807

Basic earnings per common share	$0.21	$0.22	$0.24	$0.62	$0.70
Diluted earnings per common share	$0.21	$0.22	$0.24	$0.62	$0.70
Return on average assets	1.12%	1.31%	1.59%	1.22%	1.59%
Return on average equity	12.29%	13.50%	15.69%	12.48%	15.80%
Net interest margin (fully taxable equivalent)	2.43%	2.74%	3.29%	2.77%	3.43%
Efficiency ratio	55.54%	50.26%	52.30%	54.51%	53.77%

BALANCE SHEET DATA	September 30 2020	June 30 2020	September 30 2019
Assets
Cash and due from banks	$28,294	$33,079	$50,870
Federal funds sold and other short-term investments	504,706	426,926	319,566
Debt securities available for sale	229,928	229,489	209,895
Debt securities held to maturity	91,394	89,195	81,995
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	3,508	1,677	1,317
Total loans	1,542,335	1,562,688	1,377,227
Less allowance for loan loss	16,558	15,855	17,145
Net loans	1,525,777	1,546,833	1,360,082
Premises and equipment, net	43,733	43,052	43,956
Bank-owned life insurance	42,368	42,654	41,960
Other real estate owned	2,624	2,624	3,109
Other assets	24,828	24,061	20,190

Total Assets	$2,508,718	$2,451,148	$2,144,498

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$738,471	$748,624	$501,731
Interest-bearing deposits	1,432,108	1,369,667	1,318,409
Total deposits	2,170,579	2,118,291	1,820,140
Other borrowed funds	70,000	70,000	60,000
Long-term debt	20,619	20,619	41,238
Other liabilities	13,655	12,900	11,335
Total Liabilities	2,274,853	2,221,810	1,932,713

Shareholders' equity	233,865	229,338	211,785

Total Liabilities and Shareholders' Equity	$2,508,718	$2,451,148	$2,144,498

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019	2020	2019
EARNINGS SUMMARY
Net interest income	$14,674	$15,047	$15,303	$15,675	$15,836	$45,024	$47,812
Provision for loan losses	500	1,000	700	-	-	2,200	(450)
Total non-interest income	6,092	5,854	4,959	5,089	5,213	16,904	14,639
Total non-interest expense	11,533	10,504	11,722	10,643	11,009	33,759	33,582
Federal income tax expense	1,613	1,759	1,429	1,949	1,882	4,800	5,512
Net income	$7,120	$7,638	$6,411	$8,172	$8,158	$21,169	$23,807

Basic earnings per common share	$0.21	$0.22	$0.19	$0.24	$0.24	$0.62	$0.70
Diluted earnings per common share	$0.21	$0.22	$0.19	$0.24	$0.24	$0.62	$0.70

MARKET DATA
Book value per common share	$6.86	$6.72	$6.56	$6.38	$6.22	$6.86	$6.22
Tangible book value per common share	$6.86	$6.72	$6.56	$6.38	$6.22	$6.86	$6.22
Market value per common share	$6.53	$7.82	$7.12	$11.13	$10.39	$6.53	$10.39
Average basic common shares	34,109,901	34,108,982	34,106,719	34,080,275	34,060,796	34,108,676	34,048,087
Average diluted common shares	34,109,901	34,108,982	34,106,719	34,080,275	34,060,796	34,108,676	34,048,087
Period end common shares	34,101,320	34,114,901	34,107,995	34,103,542	34,061,080	34,101,320	34,061,080

PERFORMANCE RATIOS
Return on average assets	1.12%	1.31%	1.27%	1.59%	1.59%	1.22%	1.59%
Return on average equity	12.29%	13.50%	11.63%	15.27%	15.69%	12.48%	15.80%
Net interest margin (fully taxable equivalent)	2.43%	2.74%	3.25%	3.24%	3.29%	2.77%	3.43%
Efficiency ratio	55.54%	50.26%	57.85%	51.26%	52.30%	54.51%	53.77%
Full-time equivalent employees (period end)	327	335	331	325	327	327	327

ASSET QUALITY
Gross charge-offs	$24	$4,183	$39	$33	$48	$4,246	$246
Net charge-offs/(recoveries)	$(203)	$4,034	$(989)	$(55)	$(259)	$2,842	$(719)
Net charge-offs to average loans (annualized)	-0.05%	1.03%	-0.29%	-0.02%	-0.08%	0.25%	-0.07%
Nonperforming loans	$195	$2,957	$7,230	$203	$211	$195	$211
Other real estate and repossessed assets	$2,624	$2,624	$2,626	$2,748	$3,109	$2,624	$3,109
Nonperforming loans to total loans	0.01%	0.19%	0.52%	0.01%	0.02%	0.01%	0.02%
Nonperforming assets to total assets	0.11%	0.23%	0.49%	0.14%	0.15%	0.11%	0.15%
Allowance for loan losses	$16,558	$15,855	$18,889	$17,200	$17,145	$16,558	$17,145
Allowance for loan losses to total loans	1.07%	1.01%	1.35%	1.24%	1.24%	1.07%	1.24%
Allowance for loan losses to total loans (excluding PPP loans)	1.38%	1.29%	1.35%	1.24%	1.24%	1.38%	1.24%
Allowance for loan losses to nonperforming loans	8491.28%	536.19%	261.26%	8472.91%	8125.59%	8491.28%	8125.59%

CAPITAL
Average equity to average assets	9.07%	9.68%	10.93%	10.42%	10.15%	9.82%	10.08%
Common equity tier 1 to risk weighted assets (Consolidated)	15.30%	14.92%	13.43%	13.46%	13.23%	15.30%	13.23%
Tier 1 capital to average assets (Consolidated)	9.78%	10.49%	11.90%	11.49%	12.22%	9.78%	12.22%
Total capital to risk-weighted assets (Consolidated)	17.74%	17.30%	15.81%	15.78%	16.83%	17.74%	16.83%
Common equity tier 1 to risk weighted assets (Bank)	16.18%	15.81%	14.23%	14.26%	15.31%	16.18%	15.31%
Tier 1 capital to average assets (Bank)	9.52%	10.21%	11.56%	11.15%	11.88%	9.52%	11.88%
Total capital to risk-weighted assets (Bank)	17.28%	16.87%	15.39%	15.33%	16.39%	17.28%	16.39%
Common equity to assets	9.32%	9.36%	11.01%	10.52%	9.88%	9.32%	9.88%
Tangible common equity to assets	9.32%	9.36%	11.01%	10.52%	9.88%	9.32%	9.88%

END OF PERIOD BALANCES
Total portfolio loans	$1,542,335	$1,562,688	$1,395,341	$1,385,627	$1,377,227	$1,542,335	$1,377,227
Earning assets	2,376,943	2,316,213	1,912,400	1,943,356	1,999,817	2,376,943	1,999,817
Total assets	2,508,718	2,451,148	2,031,090	2,068,770	2,144,498	2,508,718	2,144,498
Deposits	2,170,579	2,118,291	1,705,380	1,753,294	1,820,140	2,170,579	1,820,140
Total shareholders' equity	233,865	229,338	223,580	217,469	211,785	233,865	211,785

AVERAGE BALANCES
Total portfolio loans	$1,542,838	$1,571,544	$1,384,465	$1,377,051	$1,348,417	$1,499,774	$1,371,507
Earning assets	2,416,072	2,216,193	1,897,236	1,931,333	1,921,346	2,177,374	1,872,195
Total assets	2,554,198	2,338,888	2,017,823	2,055,398	2,049,006	2,304,551	1,992,431
Deposits	2,215,509	2,007,258	1,701,994	1,727,946	1,728,657	1,975,799	1,681,137
Total shareholders' equity	231,702	226,288	220,538	214,112	208,031	226,196	200,847